April 29, 2015

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of First Financial Northwest, Inc. (“First Financial”) to be held at the Renton Community Center, located at 1715 SE Maple Valley Highway, Renton, Washington, on Wednesday, June 17, 2015, at 9:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of First Financial, as well as a representative of Moss Adams LLP, our independent auditor, will be present to respond to shareholder questions.

It is important that your shares are represented at the meeting, whether or not you attend in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card as promptly as possible or to vote by telephone or the Internet, following the instructions on the proxy card.  If you attend the meeting, you may vote in person even if you have previously voted.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Gary F. Kohlwes
Gary F. Kohlwes
Chairman

FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 17, 2015

Notice is hereby given that the annual meeting of shareholders of First Financial Northwest, Inc. will be held at the Renton Community Center, located at 1715 SE Maple Valley Highway, Renton, Washington, on Wednesday, June 17, 2015, at 9:00 a.m., local time, for the following purposes:

Proposal 1.	Election of two directors to each serve for a term of three years;

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement; and

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent auditor for 2015.

We will also consider and act upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on April 20, 2015, as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card, which is solicited on behalf of the Board of Directors, and mail it promptly in the enclosed envelope.  Alternatively, you may vote by telephone or the Internet by following the instructions on the proxy card.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOANN E. LEE

JOANN E. LEE SECRETARY

Renton, Washington
April 29, 2015

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.  A proxy card and pre-addressed envelope are enclosed for your convenience.  No postage is required if mailed in the United States.  You may also vote by telephone or the Internet by following the instructions on the proxy card.

PROXY STATEMENT
OF
FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

ANNUAL MEETING OF SHAREHOLDERS JUNE 17, 2015

The Board of Directors of First Financial Northwest, Inc. is using this Proxy Statement to solicit proxies from our shareholders for use at the 2015 annual meeting of shareholders.  We are first mailing this Proxy Statement and proxy card to our shareholders on or about April 29, 2015.

The information provided in this Proxy Statement relates to First Financial Northwest, Inc. and its wholly-owned subsidiary, First Savings Bank Northwest.  First Financial Northwest, Inc. may also be referred to as “First Financial” and First Savings Bank Northwest may also be referred to as “First Savings Bank” or the “Bank.”  References to “we,” “us” and “our” refer to First Financial and, as the context requires, First Savings Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Wednesday, June 17, 2015
Time:	9:00 a.m., local time
Place:	Renton Community Center, 1715 SE Maple Valley Highway, Renton, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of two directors to each serve for a term of three years;

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement; and

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent auditor for 2015.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 17, 2015

Our Proxy Statement and 2014 Annual Report to Shareholders are available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=4087275&GKP=203202. The following materials are available for review:

•	Proxy Statement;

•	proxy card; and
•	2014 Annual Report to Shareholders.

Directions to attend the annual meeting, where you may vote in person, can be found online at http://rentonwa.gov/living/default.aspx?id=2818.

Who is Entitled to Vote?

We have fixed the close of business on April 20, 2015, as the record date for shareholders entitled to receive notice of and to vote at our annual meeting.  Only holders of record of First Financial’s common stock on that date are entitled to receive notice of and to vote at the annual meeting.  You are entitled to one vote for each share of First Financial common stock you own, unless you own more than 10 percent of First Financial’s outstanding shares.  As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10 percent of First Financial’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10 percent limit unless our Board of Directors has granted permission in advance.  On April 20, 2015, there were 14,949,081 shares of First Financial common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This question provides voting instructions for shareholders of record.  You are a shareholder of record if your shares of First Financial common stock are held in your name.  If you are a beneficial owner of First Financial common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of First Financial common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by sending in the proxy card even if you plan to attend the annual meeting.  You can also vote by telephone or the Internet by following the instructions on the proxy card.  You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card.  Shares of First Financial common stock represented by properly executed proxies will be voted by the Proxy Committee of the Board of Directors in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares “FOR” the election of each of our director nominees, “FOR” advisory approval of the compensation of our executive compensation as disclosed in this Proxy Statement and “FOR” the ratification of the appointment of Moss Adams LLP as our independent auditor for 2015.  If any other matters are properly presented at the annual meeting for action, the Proxy Committee will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposal to elect directors and the advisory vote to approve executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain the First Financial Northwest, Inc. Employee Stock Ownership Plan (“ESOP”) for the benefit of our employees.  Each participant may instruct the trustee how to vote the shares of First Financial common stock allocated to his or her account under the ESOP by completing the voting instruction sheet distributed by the administrator.  If a participant properly executes the voting instruction sheet, the administrator will instruct the trustee to vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of First Financial common stock held in the ESOP will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.  Allocated shares for which proper voting instructions are not received shall be voted by the trustee in the manner directed by the administrator.  The administrator of the ESOP is Crowe Horwath.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of First Financial common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjourned meeting is set to be held 120 days or more after the original meeting.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  Our Nominating and Corporate Governance Committee has nominated, and our Board of Directors has ratified, the nomination of two candidates for election as directors. Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the two nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote “FOR” the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Ratification of the Appointment of the Independent Auditor

Ratification of the appointment of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2015, requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of the independent auditor.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of First Financial in writing (or if you hold your shares in street name, your broker, bank or other nominee) before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 20, 2015, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of First Financial’s common stock other than directors and executive officers;

•	each director and director nominee of First Financial;

•	each executive officer of First Financial or any of its subsidiaries named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of First Financial and its subsidiaries as a group.

Persons and groups who beneficially own in excess of five percent of First Financial’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide us a copy of the report disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”).  To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of First Financial’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held in the ESOP, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after April 20, 2015, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of April 20, 2015, the voting record date, there were 14,949,081shares of First Financial common stock outstanding.

	Number of Shares		Percent of Shares
Name	Beneficially Owned (1)		Outstanding (%)
Beneficial Owners of More Than 5%

First Financial Northwest, Inc. Employee Stock Ownership Plan	1,398,606	(2)	9.36
201 Wells Avenue South
Renton, Washington 98057

First Financial Northwest Foundation	1,341,100	(3)	8.97
P.O. Box 419
Renton, Washington 98057

Craig A. White	1,362,500	(4)	9.11
136 Heber Avenue, Suite 204
Park City, Utah 84060

Joseph Stilwell	1,458,100	(5)	9.75
111 Broadway, 12th Floor
New York, New York 10006

Dimensional Fund Advisors LP	950,041	(6)	6.08
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas 78746

Directors

Joann E. Lee	172,940	(7)	1.16
Gary F. Kohlwes	218,340	(8)	1.46
Gary F. Faull	171,940		1.15
Daniel L. Stevens	2,500		*
Joseph W. Kiley III**	72,212		*
Kevin D. Padrick	100,000	(9)	*
Richard P. Jacobson**	32,000		*

Named Executive Officers

Herman L. Robinson	64,071	(10)	*
Simon Soh	71,337		*
Ronnie J. Clariza	84,272		*
Dalen D. Harrison	--		*
All Executive Officers and Directors as a Group (11 persons)	989,612		6.62
____________
*	Less than one percent of shares outstanding.
**	Also a named executive officer.
(1)
For directors and executive officers, includes shares of restricted stock, as to which the holders have voting but not dispositive power. The amounts shown also include the following number of shares that the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to the 2008 Equity Incentive Plan: Ms. Lee, Dr. Kohlwes and Mr. Faull, 97,940 shares each; Mr. Kiley, 30,000 shares; Mr. Padrick, 100,000 shares (granted pursuant to the terms of the Stock Option Agreement discussed in footnote 9 below); Mr. Jacobson, 12,000 shares; Mr. Robinson, 40,000 shares; Mr. Soh, 20,000 shares; and Mr. Clariza, 50,000 shares; and all executive officers and directors as a group, 989,612 shares.

(2)	The ESOP has sole voting power with respect to 874,613 shares, shared voting power with respect to 523,993 shares and sole dispositive power with respect to 1,398,606 shares.
(3)
We established the First Financial Northwest Foundation in connection with the mutual to stock conversion of First Savings Bank for the purpose of furthering our commitment to the local community. Shares of common stock held by the Foundation will be voted in the same proportion as all other shares of common stock on all proposals considered by First Financial’s shareholders.

(4)	Based solely on a Schedule 13D dated January 28, 2008, regarding shares owned as of that date, reporting sole voting and dispositive power over the shares.

(Footnotes continue on following page)

(5)
Based solely on a Schedule 13D/A dated November 6, 2013, regarding shares owned as of November 5, 2013. According to that filing, Joseph Stilwell, Stilwell Value LLC, Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Associates, L.P., Stilwell Value Partners II, L.P., Stilwell Value Partners V, L.P., and Stilwell Value Partners VII, L.P. have shared voting and dispositive power over the shares.

(6)	Based solely on a Schedule 13D dated February 5, 2015, regarding shares owned as of December 31, 2014, reporting sole voting power over 909,450 shares and sole dispositive power over 950,041 shares.
(7)	Includes 15,000 shares owned solely by her spouse.
(8)	Includes 25,000 shares owned solely by his spouse, as well as 9,000 shares owned as custodian for a minor.
(9)
Represents stock options granted under the Stock Option Agreement (“Agreement”) between Mr. Padrick and Stilwell Value LLC dated as of March 15, 2013. The Agreement provides that the stock options awarded to Mr. Padrick vested immediately and will expire on the earlier of: (1) a change in control of First Financial, as defined in the Agreement; (2) March 15, 2016 or such other date mutually agreed to by the parties pursuant to the Agreement; and (3) in the event Mr. Padrick resigns or is removed from First Financial’s Board of Directors.

(10)	Includes 500 shares owned solely by his spouse.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members and is divided into three classes.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of First Financial and each Board nominee for director.  The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as First Financial directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified in the table below. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote “FOR” the election of Daniel L. Stevens and Richard P. Jacobson.

Name	Age as of December 31, 2014	Year First Elected or Appointed Director (1)	Term to Expire

BOARD NOMINEES

Daniel L. Stevens	71	2011	2018 (2)
Richard P. Jacobson	51	2013	2018 (2)

DIRECTORS CONTINUING IN OFFICE

Gary F. Faull	70	1999	2016
Joann E. Lee	59	2005	2016
Kevin D. Padrick	59	2013	2016
Gary F. Kohlwes	78	1977	2017
Joseph W. Kiley III	59	2012	2017

____________
(1)	For years prior to 2007, includes service on the Board of Directors of First Savings Bank (previously known as First Savings Bank of Renton).
(2)	Assuming reelection.

Information Regarding Nominees for Election.  Set forth below is the principal occupation and other business experience during at least the last five years of each nominee for director.

Daniel L. Stevens was appointed as a director of First Financial, First Financial Diversified, and First Savings Bank effective as of January 2012.  Mr. Stevens is the past Chairman of the Board of Home Federal Bancorp, Inc. and Home Federal Bank, Boise, Idaho, positions he held from 2004 and 1999, respectively, until the sale of Home Federal Bank in May 2014.  He served as President and Chief Executive Officer of Home Federal Bancorp, Inc. from 2004 to January 2008.  He also served as Chief Executive Officer of Home Federal Bank from 1995 to January 2008, and as President of Home Federal Bank from 1995 to September 2006.  Mr. Stevens worked in the financial services industry for over 35 years and served as an executive officer or chief executive officer for four other mutual and stock thrifts during his career.  He is past Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Seattle.  He served as the Chairman of the Audit Committee and was a member of the Financial Operations Committee of the Federal Home Loan Bank of Seattle.  Mr. Stevens was a director of the Federal Home Loan Bank of Seattle from 1996 until 2004. He served as a director of America’s Community Bankers, served on America’s Community Bankers’ Federal Home Loan Bank System Committee, chaired the America’s Community Bankers’ Credit Union Committee, and was First Vice Chair of America’s Community Bankers’ COMPAC Board of Governors until the merger of America’s Community Bankers and the American Bankers Association in 2007.  He is a Past Chairman of the Board of the Idaho Bankers Association, a past Chairman of the Board of Directors and Executive Committee of the Boise Metro Chamber of Commerce, and a former director of the Midwest Conference of Community Bankers.  He is the former director of the Boise State University Foundation, and past Chairman of the United Way of Treasure Valley and the Nampa Neighborhood Housing Services Board of Directors.

Richard P. Jacobson has served as Chief Operating Officer of First Savings Bank since July 2013, and as Chief Financial Officer of First Financial Northwest, First Financial Diversified, and the Bank since August 2013.  He was appointed as a director of First Financial, First Financial Diversified and First Savings Bank effective September 2013.  Mr. Jacobson served as a consultant to First Financial from April 2010 to April 2012.  Subsequently, he worked as a mortgage loan originator in Palm Desert, California from July 2012 to July 2013.  Previously, he had been employed by Horizon Financial Corp. and Horizon Bank, Bellingham, Washington, for 23 years, and had served as President, Chief Executive Officer and a director of Horizon Financial Corp. and Horizon Bank from January 2008 to January 2010.  Mr. Jacobson also served as Chief Financial Officer of Horizon Financial Corp. and Horizon Bank from March 2000 until October 2008.  Between 1985 and 2008, Mr. Jacobson served in several other positions at Horizon Financial Corp. and Horizon Bank, and spent two years as a Washington state licensed real estate appraiser from 1992 to 1994.  Mr. Jacobson received his Bachelor’s degree in Business Administration (Finance) from the University of Washington. In addition, Mr. Jacobson graduated with honors from the American Banker Association’s National School of Banking.  Mr. Jacobson is a past president of the Whatcom County North Rotary Club and has served on the boards of his church, the United Way, Boys and Girls Club, and Junior Achievement.

Information Regarding Incumbent Directors.  The present principal occupation and other business experience during at least the last five years of each director continuing in office is set forth below.

Gary F. Faull serves as a director of First Financial, First Financial Diversified, and First Savings Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  Prior to the conversion, he served as a director of First Financial Holdings, MHC, First Financial of Renton, and First Savings Bank of Renton.  Mr. Faull has served as a director of the Bank since 1999.  He is an attorney and has been self-employed since 1974 in the law firm of Gary F. Faull Law Offices.  Mr. Faull is a member of the Renton Rotary Club, the Renton Chamber of Commerce, and Veterans of Foreign Wars, having served in Vietnam and earning a Bronze Star and a Combat Infantryman’s Badge, as well as the Vietnamese Cross of Gallantry. He is also a member of First Financial’s Audit/Compliance/Risk Committee; Compensation and Awards Committee; Investment and ALCO; and Chairman of the Directors’ Loan Committee. In addition, Mr. Faull is a past director of the Renton Community Foundation and a past president of the South King County Bar Association.  Mr. Faull is also a Trustee of the First Financial Northwest Foundation and serves as its Secretary.

Joann E. Lee serves as a director of First Financial, First Financial Diversified, and First Savings Bank Northwest, as well as Chair of First Financial’s Compensation and Awards Committee, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  She was appointed Secretary of First Financial in May 2011, of First Savings Bank in September 2013, and of First Financial Diversified in June 2014.  Ms. Lee is also the Board’s designated Financial Expert serving on the Audit/Compliance/Risk Committee.  Prior to the conversion, she served as a director of First Financial Holdings, MHC, First Financial of Renton, and First Savings Bank of Renton since 2005.  Ms. Lee is a Certified Public Accountant, a Chartered Global Management Accountant and has been the owner of Joann Lee & Associates, CPAs since 2002.  Prior to that, Ms. Lee spent 11 years as a Certified Public Accountant, including an eight-year career with the national independent public accounting firm of RSM McGladrey.  She also served as their Director of the Small Business Division, Puget Sound Region.  Ms. Lee is a past president and current Board member of the Renton Rotary Club and past member of Renton YMCA Board of Directors.  She is also a member of the Renton Communities in Schools, and Renton Chamber of Commerce, and a past president and director of the Renton Technical College Foundation.  In addition Ms. Lee serves as a Trustee of the First Financial Northwest Foundation and serves as its Treasurer.

Kevin D. Padrick was appointed as a director of First Financial, First Financial Diversified, and First Savings Bank effective March 2013.  Mr. Padrick is a lawyer and Senior Principal and co-founder of Obsidian Finance Group, LLC, a hybrid financial advisory and investment firm based in Lake Oswego, Oregon.  Prior to founding Obsidian Finance Group, LLC, Mr. Padrick was a partner with the law firm, Miller Nash, LLP, where he chaired the insolvency department and represented debtors, secured and unsecured creditors, and creditors’ committees.  He received Bachelor of Science degrees in mathematics and psychology, and Master of Business Administration and Juris Doctor Degrees from the University of Santa Clara.

Dr. Gary F. Kohlwes serves as Chairman of First Financial, First Financial Diversified, and First Savings Bank, positions he has held since March 2013, September 2013 and September 2013, respectively.  He is also Chairman of First Financial’s Audit/Compliance/Risk Committee and has served as a director of First Financial, First Financial Diversified, and the Bank since the companies were established in 2007 as part of the mutual to stock conversion process.  Prior to the conversion, he held the same positions with First Financial Holdings, MHC, First Financial of Renton, and First Savings Bank of Renton.  He has served as a director of First Savings Bank since 1977. He was appointed in 1982 to the board position of Secretary, a position he held until May 2011.  Dr. Kohlwes retired in 1997 after 40 years in education with the last 23 years as Superintendent of Public Schools for the Renton School District.  Since 1963, he has also owned, operated, and managed a commercial fishing business in Naknek, Alaska.  Dr. Kohlwes is a member of the Board of Directors of Washington Pacific Insurance, SPA, a University of Washington Medicine Board member, and Valley Medical Center Trustee.  He is a past president and a current member of the Renton Rotary Club, initial President and founding director of the Renton Community Foundation and a past elected Commissioner of Valley Medical Center.  In addition, Dr. Kohlwes is a Trustee of the First Financial Northwest Foundation and serves as its Executive Director.

Joseph W. Kiley III has served as President and Chief Executive Officer of First Financial and First Financial Diversified since September 2013; a director of First Financial and First Financial Diversified since December 2012; and President, Chief Executive Officer and director of First Savings Bank since September 2012.  He previously served as President, Chief Executive Officer, and director of Frontier Bank, F.S.B., Palm Desert, California, and its holding company, Western Community Bancshares, Inc.  Mr. Kiley has over 20 years of executive experience at banks, thrifts and their holding companies that includes serving as president, chief executive officer, chief financial officer, and director.  Mr. Kiley holds a Bachelor of Science degree in Business Administration (Accounting) from the California State University, Chico, and is a former California certified public accountant.  Mr. Kiley is a member of the Renton Rotary Club and a director with the Renton Chamber of Commerce.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes and skills that the Nominating Committee considered in making its decision to nominate directors to our Board.  The fact that a particular attribute was not considered does not mean that the director lacks such an attribute.

	Faull	Jacobson	Kiley	Kohlwes	Lee	Padrick	Stevens
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	✓	✓	✓	✓	✓	✓	✓
Expertise in financial services or related industry		✓	✓		✓	✓	✓
Certified public accountant or financial expert		✓	✓		✓
Attorney	✓					✓
Civic and community involvement	✓	✓	✓	✓	✓	✓	✓
Leadership and team building skills	✓	✓	✓	✓	✓	✓	✓
Diversity by race, gender or culture					✓
Specific skills/knowledge:
Finance	✓	✓	✓	✓	✓	✓	✓
Technology						✓
Marketing	✓				✓	✓	✓
Public affairs	✓			✓	✓		✓
Human resources	✓	✓	✓	✓	✓	✓	✓
Governance		✓	✓	✓	✓	✓	✓
Compensation	✓	✓	✓	✓	✓	✓	✓

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of First Financial and First Savings Bank conduct their business through board and committee meetings.  During the fiscal year ended December 31, 2014, the Board of Directors of First Financial and the Bank each held 11 meetings.  No director of First Financial or the Bank attended fewer than 75 percent of the total meetings of the boards and committees on which that person served during this period.

Committees and Committee Charters

The Board of Directors of First Financial has standing Audit/Compliance/Risk, Compensation and Awards, Nominating and Corporate Governance, and Executive committees.  The Board has adopted written charters for the Audit/Compliance/Risk, Compensation and Awards, and Nominating and Corporate Governance committees, copies of which are available on our website at www.fsbnw.com.

Audit/Compliance/Risk Committee.  The Audit/Compliance/Risk Committee consists of Directors Kohlwes (Chair), Faull and Lee.  The Committee meets at least quarterly to oversee the integrity of the financial reporting process and associated risks, external and internal audits, operational and compliance risks,  and the system of internal control.  The Committee also appoints the independent auditor and retains service providers for internal audit, and reviews the various reports prepared by management, auditors and other service providers it appoints.  The Audit/Compliance/Risk Committee met six times during the year ended December 31, 2014.

Each member of the Audit/Compliance/Risk Committee is “independent” in accordance with the requirements for companies listed on NASDAQ.  In addition, the Board of Directors has determined that Ms. Lee meets the definition of “audit committee financial expert,” as defined by the SEC.

Compensation and Awards Committee.  The Compensation and Awards Committee (“Compensation Committee”) consists of Directors Lee (Chair), Kohlwes, Padrick, Faull and Stevens.  The Compensation Committee meets at least twice a year to provide oversight regarding personnel, compensation and benefits related matters.  The Compensation Committee is also responsible for evaluating First Financial’s Chief Executive Officer and making recommendations to the full Board regarding director compensation.  Each member of the

Compensation Committee is “independent,” in accordance with the requirements for companies listed on NASDAQ.  The Compensation Committee met eight times during the year ended December 31, 2014.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which currently consists of Directors Padrick (Chair), Kohlwes and Stevens, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of First Financial.  The Committee also selects nominees for the election of directors and assesses Board and committee membership needs.  The Committee meets at least twice a year.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on NASDAQ.  This Committee met four times during the year ended December 31, 2014.

Only those nominations made by the Nominating and Corporate Governance Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s knowledge of the banking business, including regulatory and compliance matters, strategic planning, finance, accounting and overall industry best-practices.  The Committee also considers the candidate’s involvement in community, business and civic affairs, and whether the candidate would provide for adequate representation of First Savings Bank’s market area.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  The Committee strives to have a Board with diverse experience in areas relevant to First Financial’s business.  In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may use the services of a professional search firm to solicit qualified candidates. The Committee would then consider the potential pool of director candidates, select the candidate it believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as one of our directors.  Although the Nominating and Corporate Governance Committee charter does not specifically provide for the consideration of shareholder nominees for directors, the Committee will consider director candidates recommended by a shareholder that are submitted in accordance with our Articles of Incorporation and Bylaws.  Because our Articles of Incorporation provide a process for shareholder nominations, the Committee did not believe it was necessary to provide for shareholder nominations of directors in its charter.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

As noted above, the Nominating and Corporate Governance Committee considers a number of criteria when selecting new members of the Board.  Those criteria as well as having strong personal attributes, including a record of achievement and an understanding of diverse backgrounds and experience, are considered to provide for diversity on our Board of Directors.  These diversity factors are considered when the Nominating and Corporate Governance Committee and Board are seeking to fill a vacancy or new seat on the Board.

Executive Committee.  The Executive Committee, consisting of Director Kiley (Chair) and any two non-employee directors, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to act in place of the Audit/Compliance/Risk, Compensation, or Nominating and Corporate Governance committees.  The Executive Committee met once during the year ended December 31, 2014.

Leadership Structure

In an effort to promote more dynamic strategic development, independent oversight and effective governance, the Board separated the roles of Chairman and Chief Executive Officer with the role of Chairman being filled by an independent director.  To supplement information flow, the entire Management Committee, which represents all business lines, attends each Board Meeting.  The Board recognizes that independent directors and management have different perspectives and roles in developing and executing our strategy.  Our independent directors bring experience, oversight and expertise from outside First Financial and the financial services industry, while the Chief Executive Officer brings a wealth of banking expertise.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of that strategy once it is developed.  To provide oversight and balance to management, the Board has established a practice of holding executive sessions consisting of non-management directors as needed.  The non-management directors also meet with independent service providers, such as the independent auditor, credit reviewer and internal auditor, as needed.  The Chairman, or in his absence, a lead independent director, facilitates each executive session and is responsible for consulting with the Chief Executive Officer, acting as a liaison between management and the non-management directors.

Board Involvement in Risk Management Process

The Board of Directors and committees take an active role in overseeing management of First Financial’s risks.  The Board regularly reviews information regarding our asset quality, liquidity, operations, audit/exam findings, compliance performance and regulatory relations, as well as the risks associated with each.  The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as well as overall employee compensation practices.  To mitigate excessive risk-taking by management, all incentive compensation plans remain subject to Board approval after review and recommendation by the Compensation Committee.  The Audit/Compliance/Risk Committee oversees management of operational and financial risks, including reviewing audited financial statements, engaging independent external auditors and internal auditors, reviewing compliance performance reports and risk assessments, and conducting discussions with management regarding quarterly and annual public filings.  Our Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about these risks.

The Board’s committee structure is intended to increase oversight of risks typically associated with the growth of the Bank.  In recent years, the focus has been on the oversight of the Bank’s asset quality and resolving regulatory matters, which had required the Bank to suppress its growth.  Now that the Bank is positioned for growth, additional emphasis has been placed on: (1) lending oversight through the Directors’ Loan Committee; (2) asset/liability management through  the Investments and Asset/Liability Committee; and (3) asset classification and loan loss estimates through the Internal Asset Review Committee.  These Bank Board committees are intended to provide greater subject-matter focus, independent oversight and reduce the scope and frequency of meetings of First Financial’s Audit/Compliance/Risk Committee.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  Our executive officers and Board of Directors have worked together to establish a comprehensive set of corporate governance initiatives that they believe will serve the long-term interests of our shareholders and employees.  These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the NASDAQ rules governing corporate governance.  Our Board of Directors will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Director Independence.  Our common stock is listed on the Nasdaq Global Select Market.  In accordance with NASDAQ requirements, at least a majority of our directors must be independent directors.  The Board has determined that five of our seven directors are independent, as defined by NASDAQ.  Directors Kohlwes, Faull, Lee, Stevens and Padrick are all independent.

Code of Business Conduct and Ethics.  On June 25, 2014, the Board of Directors approved the Code of Business Conduct and Ethics.  The Code is applicable to each of our directors, officers, including the principal executive officer and senior financial officers, and employees and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Business Conduct and Ethics is available on our website at www.fsbnw.com.

Shareholder Communication with the Board of Directors.  The Board of Directors welcomes communication from shareholders.  Shareholders may send communications to the Board of Directors, First Financial Northwest, Inc., 201 Wells Avenue South, P.O. Box 360, Renton, Washington  98057.  Shareholders

should indicate clearly the director or director(s) to whom the communication is being sent so that each communication may be forwarded appropriately.

Annual Meeting Attendance by Directors.  First Financial encourages, but does not require, its directors to attend the annual meeting of shareholders.  All directors attended last year’s annual meeting of shareholders.

Transactions with Related Persons.  First Savings Bank has followed a policy of granting loans to officers and directors that fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with all customers prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans made to our directors and executive officers are subject to federal regulations restricting loans and other transactions with affiliated persons of First Savings Bank.  Loans and available lines of credit to all directors and executive officers and their associates totaled approximately $543,000 at December 31, 2014, which was less than one percent of our equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at December 31, 2014.  Total deposits of directors and executive officers were approximately $2.7 million at December 31, 2014.

We recognize that transactions between First Financial, First Financial Diversified or First Savings Bank and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that these decisions are based on considerations other than our best interests.  Therefore, as a general matter, and in accordance with the First Financial Code of Business Conduct and Ethics Policy, it is our preference to avoid such transactions.  Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests.  Accordingly, in those cases where personal interests exist or may appear to exist, our Code of Business Conduct and Ethics Policy requires the Board or a Board designated committee to approve or ratify any such transaction or business arrangement in which First Financial is or will be a participant and where any director, officer or employee had, has or will have a direct or indirect financial interest.  In the event that a member of the Board or Board designated committee is a participant in the transaction, then that member is required to abstain from the discussion, approval or ratification process.  Approval or ratification will be made only for those transactions that are in, or not inconsistent with, the best interests of First Financial, as the Board or Board designated committee determines in good faith.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our directors for the year ended December 31, 2014, other than Joseph W. Kiley III, who is our President and Chief Executive Officer, and Richard P. Jacobson, who is our Chief Operating Officer and Chief Financial Officer, as their compensation is included in the section entitled “Executive Compensation.”  The directors did not receive any stock awards or non-equity incentive compensation during this period, nor did they participate in a pension plan or receive above-market earnings on deferred compensation; therefore, these columns have been omitted from the table.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)

Gary F. Faull	52,450	15,000	67,450
Gary F. Kohlwes	56,775	15,000	71,775
Joann E. Lee	49,100	10,500	59,600
Kevin D. Padrick	44,275	9,000	53,275
Daniel L. Stevens	42,775	10,000	52,775
Robert L. Anderson (2)	18,500	--	18,500
___________
(1)	Unless otherwise noted, consists of fees paid for attending conferences and training sessions and a travel stipend for attendance at Board meetings for directors who live outside of Washington.
(2)	Mr. Anderson retired effective June 25, 2014.

Each director of First Financial is also a director of First Savings Bank and First Financial Diversified.  The directors are paid for their service by First Savings Bank with an allocation of cost to First Financial.  Non-employee directors receive a semi-annual retainer of $10,000 ($20,000 annually), a fee of $1,200 for each Board meeting attended in person ($600 for each meeting attended telephonically), with the Chairman receiving an additional $450 per meeting.  Committee members also receive a fee of $550 per committee meeting attended in person ($275 for each meeting attended telephonically), with the Committee Chair receiving an additional $400 per meeting.  In addition, directors receive a fee of $1,500 for each day of travel and attendance at conferences and training sessions, and directors who reside outside the State of Washington are compensated for travel expenses to regular monthly Board meetings at the rate of $1,000 per meeting.

The Compensation Committee recommends to the Board of Directors the amount of fees paid for service on the Board.  In late 2014, the Compensation Committee engaged an independent compensation consulting firm, Meridian Compensation Partners, LLC (“Meridian”), to conduct a market study of peer group compensation for Board membership.  A decision will be made regarding 2015 compensation, pending the results of the study.

COMPENSATION DISCUSSION AND ANALYSIS

General

In this section, we will give an overview of our compensation program, the material compensation decisions we have made under the program and the material factors that we considered in making those decisions.  Following this discussion, in the section entitled “Executive Compensation,” we provide a series of tables containing specific information about the compensation earned or paid to the following officers, who are known as our named executive officers:

Joseph W. Kiley III, President and Chief Executive Officer
Richard P. Jacobson, Executive Vice President, Chief Financial Officer, and Chief Operating Officer
Herman L. Robinson, Senior Vice President and Chief Credit Officer
Simon Soh, Senior Vice President and Chief Lending Officer
Ronnie J. Clariza, Senior Vice President and Chief Risk Officer
Dalen D. Harrison, Senior Vice President and Chief Deposit Officer

Compensation and Awards Committee.  All compensation matters concerning our executive officers are made at the sole discretion of the Compensation Committee, which is comprised of all independent directors.  Compensation determinations are made based on the Compensation Committee’s independent review of management recommendations and peer group studies, for both base salary and total compensation.  The Compensation Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives, and in this role, they have sought to design a compensation structure that attracts and retains qualified and experienced officers, and at the same time, is reasonable and competitive.

Role of Chief Executive Officer in Determining Compensation.  The Chief Executive Officer’s role is limited to providing information regarding the executive officers to the Compensation Committee Chair, including salary and bonus histories, performance highlights, levels of responsibility and compensation recommendations for each officer.  The Chief Executive Officer does not provide any recommendation with respect to his individual compensation.  Following receipt of this information, the Compensation Committee Chair reviews the selected materials along with supplemental information independently acquired.  The Chair's analysis is then incorporated into a summary packet that is provided to the Compensation Committee for their review prior to a regularly scheduled meeting.  At the Committee meeting, the Chair makes salary and bonus recommendations that are considered by the Committee, however, the Compensation Committee makes the final decision and may adjust the compensation levels until an agreement is reached.  In its deliberations, the Compensation Committee focuses on corporate performance, retention issues, individual performance and management development.

The discussion below is intended to help understand the detailed information provided in the executive compensation tables and put that information into context within our overall compensation program.

Compensation Highlights

In 2014, First Financial engaged Meridian to serve as the Compensation Committee’s independent advisor on executive and director compensation.  The Compensation Committee assessed Meridian’s independence relative to NASDAQ factors and determined they are independent advisors.  While engaged, they will conduct a peer group study, deriving data from an objective process representing companies in similar industry and size.  In 2015, they will continue working with the Compensation Committee conducting market and peer data study for the executive officers, key senior personnel, and the Board of Directors.  Also with the assistance of Meridian, during the first quarter of 2015, the Compensation Committee reviewed and approved executive management’s recommendation of a Company annual cash incentive plan, effective for 2015, with eligibility at all levels of First Savings Bank’s personnel, including executive officers.  This plan aligns pay with corporate and individual performance.

First Savings Bank also continued working with Kibble and Prentice, an employee benefits consulting firm and one of the leading full-service brokerage firms in the Pacific Northwest.  They assist the Bank with ensuring competitive rates and benefit plan options for executives.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of proven ability who are critical to our future success.  We believe that short-term cash incentive compensation paid to executive officers should be directly aligned to First Savings Bank's performance and that compensation should be structured to ensure achievement of financial and operational goals, along with other factors that impact corporate and shareholder value.  Our long-term incentive is in the form of an equity incentive plan.

 Although First Savings Bank became a stock savings bank as a result of the mutual holding company reorganization in 2002, compensation paid to employees, officers and directors has consisted primarily of cash compensation, salary and bonuses, and retirement benefits.  In 2008, shareholders approved our 2008 Equity Incentive Plan and we expected that equity-based compensation would be a more significant component of management development in the future.  Equity compensation has been awarded primarily to new or newly-promoted executive officers.

Our compensation decisions with respect to executive officer salaries and incentive compensation are influenced by: (1) the executive’s level of responsibility and function within the organization; (2) the overall performance and profitability of First Savings Bank; and (3) our assessment of the competitive marketplace, including peer companies.  Our philosophy is to focus on total direct compensation opportunities through a mix of base salary and annual short-term cash incentive compensation.

Compensation Benchmarking

In general, we seek to provide competitive pay by targeting the 50th percentile or median range, with the upside to 75th percentile with strong performance relative to a peer group for total compensation opportunities.  It is our intent to achieve an effective efficiency ratio, excellent asset quality, and a satisfactory regulatory standing; therefore, we emphasize performance-based compensation over a fixed-salary pay structure.

In addition to working with Meridian, the Compensation Committee also uses data compiled annually by Milliman, Inc. (“Milliman”).  With the assistance of Milliman, we analyze competitive market data contained in the Northwest Financial Industry Salary Survey.  The data is independently collected by Milliman and represents approximately 100 Northwest financial institutions located in Washington, Oregon and Idaho, ranging in asset size from $42 million to several billion.  The data is grouped by asset size, with the information adequately reflecting the complexities and compensation levels of peer group institutions.  We compare compensation paid to our named executive officers with compensation paid to executive officers in comparable positions at similar size institutions.

Our peer group institutions range in asset size from $500 million to $900 million, with an average asset size of approximately $760 million.  During 2014, our peer group consisted of the following financial institutions:

Baker Boyer Bank	Olympia Federal Savings
Bank of the Pacific	Panhandle State Bank
Citizens Bank	Riverview Community Bank
First Federal Savings - Idaho	Skagit Bank
First Federal - Port Angeles	Timberland Bank
Kitsap Bank

Compensation Components and 2014 Pay Decisions

The compensation program for executive officers consists of the following components:

Pay Element	What It Rewards	Purpose

Base Salary	Core competence in the executive’s role relative to skills, experience and contributions to First Financial and First Savings Bank	Provide fixed compensation based on competitive market price

Annual Cash Incentive Compensation	Contributions toward First Savings Bank’s achievement of specified performance measures.	Provides annual performance-based cash incentive compensation

Long-term Incentive (Equity-based) Compensation	Management development through retention and attracting new talent	Provides resources for implementation of corporate objectives, goals, and growth strategies, while aligning officer and shareholder interests

Retirement Benefits	Executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax- qualified and nonqualified retirement plans	Provides a long-term incentive for the retention of key officers

	The Chief Executive Officer has a supplemental retirement agreement that provides additional retirement benefits subject to meeting certain minimum age and service requirements	Provides a long-term incentive for the retention of the Chief Executive Officer

Additional Benefits and Perquisites	Executives participate in employee benefit plans, including pay protection via disability pay, generally available to our employees, including medical insurance	These benefits are a part of our broad-based total compensation program

	The Chief Executive Officer and the Chief Financial Officer/Chief Operating Officer receive a car allowance	Assists in executive responsiveness for community-based travel requirements

Base Salary.  The Chief Executive Officer makes initial base salary recommendations to the Compensation Committee Chair that are based on individual salary history, individual and corporate performance, and competitive peer group data.  Given the independence of the data on which these recommendations are made, historically there have been only slight modifications by the Compensation Committee.  Annually, the Compensation Committee reviews the recommendations and establishes executive management salaries in accordance with its independent philosophy.

For 2014, the Compensation Committee approved the base salaries of Messrs. Robinson, Soh and Clariza and submitted these determinations to the full Board of Directors for review.  Messrs. Kiley and Jacobson’s base salary was determined as part of the recruiting process, and following a review by the Compensation Committee in 2014, there were no changes made to their base salaries.  In January 2015, Mr. Clariza’s base salary was raised to $175,000 based on a combination of factors including individual performance and competitive market forces. Messrs. Jacobson, Robinson and Soh, and Ms. Harrison received raises from 2.5 to 3 percent effective January 1, 2015 as a result of their annual performance reviews.  Mr. Kiley’s 2015 total compensation is currently under review by the Compensation Committee, which will be utilizing Meridian to conduct the market study and analysis.  The compensation paid to Mr. Kiley and all executive officers is determined by the Compensation Committee based upon, among other factors, a review of First Savings Bank’s performance in comparison to its peer group.  The final compensation levels are generally based on peer group analysis while consideration is also given to First Savings Bank’s asset size, balance sheet complexity, corporate direction and management structure, as well as company and individual performance.  No particular weight is given to any of these factors by the Compensation Committee and the final compensation level is based on a subjective determination by the Compensation Committee.  Mr. Kiley does not participate in Compensation Committee or Board discussions regarding his own compensation.

Annual Incentive Compensation.  The Annual Incentive Plan is intended to provide executive officers and staff with an opportunity to earn annual cash incentives based on our corporate performance as measured by our earnings, asset quality, loan growth, financial condition and satisfactory regulatory standing.  The annual cash incentive payments are determined at the discretion of the Compensation Committee, based on the recommendations of the Chief Executive Officer.  From 2009 to 2012, incentive payments were not awarded due to the economic downturn and poor asset quality, and the negative impact on earnings.  As a result of the current management team's efforts towards First Financial’s return to profitability in 2013, maintaining profitability in 2014, improved asset quality, and complete removal of regulatory directives, the Compensation Committee approved a discretionary bonus for 2014 performance for the executive officers.  In March 2015, the Compensation Committee approved an annual short-term cash incentive plan based on performance, for all employees including executive officers.

Long-term Incentive Compensation.  A key component of management stability and institutional growth is the ability of a company to provide long-term incentives for its personnel.  In 2008, the Board of Directors adopted the 2008 Equity Incentive Plan that was then approved by shareholders.  Under the plan, directors, officers and employees may receive awards of stock options, stock appreciation rights, restricted stock and restricted stock units.  We believe that stock ownership by our officers is a significant factor in aligning the interests of the officers with those of shareholders.  The ability to offer equity-based compensation provides a means for attracting and retaining directors and employees, and also provides an incentive to directors and officers to improve the long-term performance and market value of First Financial.  Equity-based compensation serves as a long-term incentive because it has a five-year vesting schedule.

The 2008 Equity Incentive Plan is administered by the Compensation Committee, which makes all awards under the plan.  The Committee makes its determinations on a discretionary basis, giving consideration to the following factors: corporate performance, contributory value, and anticipated future management role with respect to developing and implementing corporate objectives, financial goals and growth incentives.  In 2014, Mr. Kiley was granted 50,000 stock options as part of his original employment contract, Mr. Soh was granted 25,000 stock options and Ms. Harrison was granted 20,000 stock options.  The Compensation Committee anticipates using available awards primarily as part of incentive packages to attract additional senior management personnel, when appropriate.

Retirement Benefits.  First Financial maintains, as part of its retirement benefit programs, the First Savings Bank Northwest Savings Plan (the “401(k) plan”) for the benefit of eligible employees, including the named executive officers, of First Financial and its subsidiaries, First Savings Bank and First Financial Diversified.  The 401(k) plan is intended to be a tax-qualified retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended.  Employees of First Financial and its subsidiaries are eligible to participate in the 401(k) plan on the first of the month, following 60 days from hire.  Generally, participants direct the investment of the plan assets.

For 2014, participants could contribute up to $17,500 of their annual compensation through a pre-tax salary reduction election.  Participants 50 years of age or more could elect to make an additional $5,500 pre-tax salary

7

reduction election.  First Financial matches the first six percent of a participant’s pre-tax salary reduction contribution at the rate of 50 percent.  To be eligible for a matching contribution, the participant must be actively employed during the pay period for which the match is allocated.  Participants are, at all times, 100 percent vested in their salary reduction contributions; however, their related matching contributions are subject to a five-year vesting period with 20 percent vesting each year.  For the fiscal year ended December 31, 2014, First Financial incurred a matching contribution-related expense of $161,000 in connection with the 401(k) plan.  For the 401(k) plan’s fiscal year ended December 31, 2014, employees contributed $490,597 to the 401(k) plan.

First Savings Bank is a participating employer in a multiple-employer defined benefit plan (the “pension plan”), which provides a benefit upon retirement to eligible employees, including some of the executive officers.  The Board voted to freeze all accumulated pension plan benefits as of March 31, 2013, which means that employees with less than one year of service as of that date, or new employees hired subsequently, will not be eligible to participate in the plan and no new benefits will accrue to current participants under the plan after that date.  Upon completion of five years of employment with First Financial or its subsidiaries, a participant is 100 percent vested.  There is no provision for partial vesting.   A participant’s full benefit under the pension plan is payable at age 65 with at least five years of benefit service, which is considered normal retirement.  Early retirement benefit payments are available under the pension plan to participants upon attainment of age 45 and completion of five years of benefit service.  Messrs. Robinson, Soh and Clariza participate in the pension plan.

First Savings Bank also maintains a supplemental executive retirement plan for the benefit of certain executives.  The plan is intended to provide supplemental benefits upon normal retirement or death prior to retirement.  First Savings Bank entered into a participation agreement under the plan with Mr. Kiley effective July 1, 2013. The agreement provides for an annual pension of $28,000 if he is employed by First Savings Bank upon attaining age 65.

Additional Benefits and Perquisites.  At First Financial, an important part of our total compensation plan is the employee benefits program.  We offer a comprehensive and flexible benefits plan on a non-discriminatory basis to support the basic health, welfare and retirement needs of all of our employees, including our named executive officers.  The elements of the benefits plan include group policies for medical/dental/vision plans, paid time off (“PTO”) for vacation and illness, disability, life insurance, FSA/HSA pre-tax savings accounts, tuition reimbursement, bereavement leave and training.  In January 2014, our benefit plans were changed to more cost effective offerings, with two choices: a base qualified, high-deductible health plan that is at no cost to the employee and a base buy-up option, the difference of which is charged to the employee.  Additionally, employees are responsible for 50 percent of their dependent’s premiums.  The Chief Executive Officer and Chief Financial Officer/Chief Operating Officer receive an automobile allowance.  The Compensation Committee believes this benefit is appropriate because it assists them in fulfilling their employment obligations.  Executive officers also receive a cell phone allowance.

The named executive officers, along with all eligible employees, participate in our ESOP.  Each eligible participant is allocated the same proportion that the participant’s compensation for the plan year bears to the total compensation of eligible participants for that year, subject to certain limitations regarding how much compensation is taken into account and how much can be allocated to a participant for a year.

Additional Considerations.  Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to materially adjust compensation.  The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers.  However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to First Financial with the value to the employee.  The Compensation Committee reviews the results of the shareholder votes on executive compensation but to date, this review has not affected executive compensation decisions and policies.

Compensation and Awards Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained above with management.  Based on that review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who are the members of the Compensation and Awards Committee:

Joann E. Lee (Chair)	Gary F. Faull
Dr. Gary F. Kohlwes	Daniel L. Stevens
Kevin D. Padrick

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding compensation paid to our named executive officers in the years ended December 31, 2014, 2013, and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)

Joseph W. Kiley III (4)	2014	425,000	90,000	--	208,330	43,039	58,010	824,379
President and Chief	2013	425,000	42,500	--	229,192	246,550	37,100	980,342
Executive Officer	2012	123,958	--	400,500	128,885	--	13,650	666,993

Richard P. Jacobson (5)	2014	264,000	75,000	--	--	--	17,292	356,292
Executive Vice President,	2013	126,000	13,200	272,000	178,086	--	13,177	602,463
Chief Operating Officer and
Chief Financial Officer

Herman L. Robinson	2014	210,000	60,000	--	--	18,000	40,887	328,887
Senior Vice President and	2013	200,000	35,000	--	--	3,000	47,358	285,358
Chief Credit Officer	2012	200,000	--	--	--	29,000	44,462	273,462

Simon Soh	2014	200,000	60,000	--	100,521	8,000	41,851	410,372
Senior Vice President and	2013	190,000	19,000	--	--	--	44,943	253,943
Chief Lending Officer	2012	153,133	--	260,480	131,275	12,000	27,758	584,646

Ronnie J. Clariza (6)	2014	140,000	40,000	--	--	38,000	25,878	243,878
Senior Vice President and	2013	125,000	12,500	--	--	-- (7)	27,928	165,428
Chief Risk Officer

Dalen D. Harrison (8)	2014	116,982	35,000	--	83,163	--	4,128	239,273
Senior Vice President and
Chief Deposit Officer

_________
(1)
Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Topic 718, “Compensation - Stock Compensation.” For a discussion of valuation assumptions, see Note 10 of the Notes to Consolidated Financial Statements in First Financial’s Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
Unless noted otherwise, reflects the increase in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and, with respect to Mr. Kiley, our Supplemental Retirement Plan. These values are set according to accounting requirements and do not reflect any increases in the officer’s benefit upon retirement.

(3)	Please see the table below for more information on the other compensation paid to our named executive officers in 2014.
(4)	Mr. Kiley was hired effective September 17, 2012.
(5)	Mr. Jacobson was hired effective July 9, 2013.
(6)	Mr. Clariza was not a named executive officer in 2012.
(7)	The present value of the accumulated benefit under Mr. Clariza’s pension plan account decreased $17,000 in 2013.
(8)	Ms. Harrison was hired effective March 1, 2014, with a base salary of $150,000.

All Other Compensation.  The following table sets forth details of “All Other Compensation,” as presented above in the Summary Compensation Table.  The amounts reflected constitute contributions by First Financial or First Savings Bank for 2014.

Name	401(k) Plan Contribution ($)	ESOP Contribution ($)	Company Car Allowance ($)	Life Insurance Premium ($)	Dividends on Unvested Restricted Stock ($)	Cell Phone Allowance ($)	Total ($)

Joseph W. Kiley III	--	39,518	10,800	192	7,500	--	58,010
Richard P. Jacobson	6,600	--	6,000	192	4,500	--	17,292
Herman L. Robinson	5,250	32,393	--	124	1,920	1,200	40,887
Simon Soh	4,475	31,184	--	192	4,800	1,200	41,851
Ronnie J. Clariza	4,200	21,306	--	192	--	180	25,878
Dalen D. Harrison	3,000	--	--	128	--	1,000	4,128

Employment Agreements.  First Savings Bank entered into an amended employment agreement with Joseph W. Kiley III and an initial employment agreement with Richard P. Jacobson on December 2, 2013.  Mr. Kiley’s agreement is retroactive to the date of the original agreement of August 14, 2012, and Mr. Jacobson’s agreement is effective as of July 9, 2013, the date he was hired.  The agreements each have an initial term of three years and on each anniversary of the effective date of the agreement, the term of the agreement will be extended for an additional year, provided that within the 90 day period ending on such anniversary, First Savings Bank’s Board of Directors does not inform the executive in writing that the agreement will not be extended.  The agreements provide for an annual base salary of $425,000 for Mr. Kiley and $264,000 for Mr. Jacobson.  Mr. Kiley’s salary shall be reviewed by the Bank’s Board of Directors each December during the term of the agreement.  Under the agreements, the executives are eligible to participate in all Bank plans relating to retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof in which the Bank’s executive officers are eligible to participate.  Messrs. Kiley and Jacobson’s agreements provide for temporary housing, relocation expenses and an automobile allowance.  The employment agreements provide that compensation may be paid in connection with the termination of the executive’s employment under a variety of scenarios, as described below under “Potential Payments Upon Termination.”

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for 2014.

Name	Grant Date	All Other Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Joseph W. Kiley III	08/14/14	50,000	10.89	208,330

Richard P. Jacobson	--	--	--	--

Herman L. Robinson	--	--	--	--

Simon Soh	09/08/14	25,000	10.58	100,521

Ronnie J. Clariza	--	--	--	--

Dalen D. Harrison	07/30/14	20,000	10.77	83,163

Mr. Kiley’s employment agreement provides for initial grants of options to purchase 150,000 shares of First Financial common stock (50,000 granted in 2012, 2013, and 2014).

Outstanding Equity Awards

The following information with respect to outstanding stock and option awards as of December 31, 2014, is presented for the named executive officers.

		Option Awards (1)				Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Joseph W. Kiley III	08/14/14	--	50,000	10.89	08/14/24	--	--
	09/18/13	10,000	40,000	10.69	09/18/23	--	--
	09/19/12	20,000	30,000	8.01	09/19/22	30,000	361,200

Richard P. Jacobson	07/17/13	12,000	48,000	10.88	07/17/23	20,000	240,800

Herman L. Robinson	06/23/10	40,000	10,000	4.03	06/23/20	6,400	77,056

Simon Soh	09/08/14	--	25,000	10.58	09/08/24	--	--
	10/17/12	20,000	30,000	8.14	10/17/22	19,200	231,168

Ronnie J. Clariza	07/03/08	50,000	--	9.78	07/03/18	--	--

Dalen D. Harrison	07/30/14	--	20,000	10.77	07/30/24	--	--
______
(1)	Awards vest pro rata over a five-year period from the grant date, with the first 20 percent vesting one year after the grant date.

Option Exercises and Stock Vested

The following table shows the value realized upon vesting of stock awards for the named executive officers for the year ended December 31, 2014.  The named executive officers did not exercise any options during the year.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Joseph W. Kiley III	10,000	106,900
Richard P. Jacobson	5,000	54,800
Herman L. Robinson	6,400	70,008
Simon Soh	6,400	67,072
Ronnie J. Clariza	--	--
Dalen D. Harrison	--	--

Pension Benefits

The following table provides information as of December 31, 2014, regarding participation in plans that provide specified retirement payments and benefits to the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Joseph W. Kiley III	Supplemental Retirement Agreement	15.0	289,589	--

Richard P. Jacobson	--	--	--	--

Herman L. Robinson	Pension Plan	1.83	66,000	--

Simon Soh	Pension Plan	1.58	23,000	--

Ronnie J. Clariza	Pension Plan	8.67	85,000	--

Dalen D. Harrison	--	--	--	--
_________
(1)	For the Pension Plan, reflects years credited, and for the supplemental retirement agreement, reflects benefit period.
(2)
Pension Plan accumulated benefits are based on the present value of accumulated future payments over an anticipated post retirement life of 20 years using a 3.95 percent discount rate. Supplemental retirement agreement accumulated benefits reflect the present value of 180 future annual payments at the eligibility date using a 2.55 percent discount rate.

First Savings Bank is a participating employer in a multiple-employer defined benefit plan (the “pension plan”), which provides a benefit upon retirement to eligible employees of First Savings Bank, First Financial and First Financial Diversified.  Until March 31, 2013, all employees except those under specific agreement, who met the minimum requirements of one year of service, attainment of age 21 and completion of 1,000 hours of service in the 12 consecutive months following enrollment were eligible to participate.  The Board of Directors voted to freeze all accumulated benefits as of March 31, 2013.  As of that date, employees with less than one year of service, or new employees hired subsequently, may not participate in the plan and no new benefits accrued to participants after that date.

Upon completion of five years of employment with First Financial or its subsidiaries, participants are 100 percent vested.  There is no provision for partial vesting.  The service amounts shown in the table above represent actual years of credited service; no additional years of credited service have been granted to any named executive officer under the pension plan.  Several forms of benefit payments are available under the pension plan.  The pension plan offers a life annuity option, a 100 percent joint and survivor option with a ten-year certain feature, a 50 percent joint and survivor benefit option and a customized option.  The benefit option must be elected by the participant before benefit payments begin.  Benefits are based upon two percent for those hired prior to January 1, 2010, and one percent for those hired on or after January 1, 2010, times the number of years of service with First Financial and its subsidiaries times the average of the participant’s eligible salary during the five years he or she was most highly compensated.  Salary is defined as base rate of pay and does not include overtime, bonuses and other compensation.  A participant’s full benefit under the pension plan is payable at age 65 with at least five years of benefit service, which is considered normal retirement.  Early retirement benefit payments are available under the pension plan to participants upon attainment of age 45 and completion of five years of benefit service.  Annual benefits are reduced three percent for each year of payment before normal retirement based on the benefit formula described above.  As of December 31, 2014, no named executive officers were eligible for early retirement benefits.

The executive supplemental retirement agreements provide benefits in addition to those provided by the pension plan.  Mr. Kiley’s agreement provides for an annual pension of $28,000 if he is still employed by First Savings Bank upon attaining age 65.  His benefit will commence following his separation from service, subject to a potential six-month delay to comply with federal tax laws affecting nonqualified deferred compensation plans, and will be paid in monthly installments over 15 years.  In the event of Mr. Kiley’s death prior to retirement but while still employed by First Savings Bank, his designated beneficiary would receive a lump sum benefit of $200,000.  As of December 31, 2014, Mr. Kiley was not eligible for retirement benefits under the agreement.

Benefits earned under the agreements are paid from First Savings Bank’s assets.  It is management’s and the Board of Directors' intent to informally fund those payments with its bank-owned whole life insurance policies.   The aggregate death benefit coverage for Mr. Kiley and former executives from the policies is $3.7 million.  First Savings Bank is the beneficiary of these policies, and no participants will derive any death benefits as a result of these policies.

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination and death.  These agreements are discussed in further detail following the table below.  In addition, the pension plan and executive supplemental retirement agreement discussed above provide for payments upon early retirement or normal retirement.  The following table shows, as of December 31, 2014, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Involuntary Termination ($)	Involuntary Termination Following Change in Control ($)	Annual Early Retirement Benefit ($)		Annual Normal Retirement Benefit ($)	Disability ($)	Death ($)

Joseph W. Kiley III
Employment Agreement	437,436	1,454,170	--		--	243,172	40,529
Supplemental Retirement Agreement	--	--	--		28,000	--	200,000
Equity Incentive Plan	--	361,200	--		--	--	--

Richard P. Jacobson
Employment Agreement	273,850	989,796	--		--	165,518	27,586
Equity Incentive Plan	--	240,800	--		--	--	--

Herman L. Robinson
Severance Agreement	--	210,000	--		--	--	--
Pension Plan	--	--	4,283	(1)	4,283	--	51,396	(2)
Equity Incentive Plan	--	77,056	--		--	--	--

Simon Soh
Severance Agreement	--	200,000	--		--	--	--
Pension Plan	--	--	1,348	(3)	2,385	--	16,176
Equity Incentive Plan	--	231,168	--		--	--	--

Ronnie J. Clariza
Severance Agreement	--	140,000	--		--	--	--
Pension Plan	--	--	3,835	(3)	15,525	--	46,020
Equity Incentive Plan	--	--	--		--	--	--

Dalen D. Harrison
Severance Agreement	--	150,000	--		--	--	--
Equity Incentive Plan	--	--	--		--	--	--
_________
(1)	Mr. Robinson has reached normal retirement age for purposes of the Pension Plan.
(2)	Does not include active service death benefit, which was terminated effective April 1, 2013.
(3)
Under the terms of the Pension Plan, the executive may elect an early retirement benefit upon retirement prior to age 65, or may elect to have the full retirement benefit paid when the executive attains age 65.

Employment Agreements.  The employment agreements with Joseph W. Kiley III and Richard P. Jacobson provide for payments in the event of disability, death or termination.  If either executive becomes entitled to benefits under the terms of our then-current disability plan, if any, or becomes otherwise unable to fulfill his duties under the employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of either executive’s disability, his employment agreement will not be suspended, except that the obligation to pay his salary shall be reduced in accordance with the amount of any disability income benefits he receives such that, on an after-tax basis, he realizes from the sum of disability income benefits and his salary the same amount as he would realize on an after-tax basis from his salary if he had not become disabled.  Upon a resolution adopted by a majority of the disinterested members of the Board of Directors or an authorized committee, we may discontinue payment of the executive’s salary beginning six months after a determination that he has become entitled to benefits under the disability plan or is otherwise unable to fulfill his duties under the employment agreement.

In the event of Mr. Kiley’s or Mr. Jacobson’s death while employed under an employment agreement and prior to any termination of employment, we will pay to the estate, or such person as may have previously been designated, the salary that was not previously paid and that would have been earned if employment had continued under the agreement through the last day of the month in which the death occurred, together with the benefits provided under the employment agreement through that date.

The employment agreements also provide for benefits in the event of either Mr. Kiley’s or Mr. Jacobson’s involuntary termination.  If  employment is terminated for any reason other than cause, or change in control, or voluntary termination of employment because of a material diminution of or interference with duties, responsibilities or benefits, including any of the following actions unless consented to: (1) a requirement to be based at any place other than Renton, Washington, or within a radius of 35 miles from the location of First Financial’s administrative offices; (2) a material demotion; (3) a material reduction in the number or seniority of direct report personnel; (4) a 20 percent or more reduction in base salary; (5) a material permanent increase in the required hours of work or workload; or (6) the failure of the First Savings Bank Board of Directors to appoint Mr. Kiley as President and Chief Executive Officer of the Bank, or Mr. Jacobson as Executive Vice President and Chief Financial Officer/Chief Operating Officer, we must pay certain benefits.  The executive would receive salary at the rate in effect immediately prior to the date of termination over the one-year period beginning on the date of termination.  We would also be required to provide, during the one-year period beginning on date of termination, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the executive and dependents and beneficiaries who would have been eligible for such benefits if the involuntary termination had not occurred.

If Mr. Kiley’s or Mr. Jacobson’s employment is terminated during the year following the effective date of a change in control of First Financial or First Savings Bank, or voluntary termination of employment following a change in control for any of the reasons listed in the previous paragraph, we must pay the executive a lump sum equal to 299 percent of his base amount (as defined in Section 280G of the Internal Revenue Code) and must provide, during the one-year period beginning on the date of termination, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the executive and dependents and beneficiaries who would have been eligible for such benefits if the involuntary termination had not occurred.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are conditioned upon a change in control.  Individuals are subject to a 20 percent excise tax on the amount of such excess parachute payments.  If excess parachute payments are made, First Financial and First Savings Bank would not be entitled to deduct the amount of such excess payments.  Messrs. Kiley and Jacobson’s employment agreements provide that severance and other payments that are subject to a change in control will be reduced to the extent necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Severance Agreements.  First Saving Bank has entered into severance agreements with Messrs. Robinson, Soh, and Clariza, and Ms. Harrison.  The agreements each have an initial three-year term and are renewable for an additional one-year period on each anniversary thereafter the effective date, provided that within the 90-day period prior to the anniversary date the Board of Directors of the Bank does not inform the employee in writing that the agreement will not be extended.  If First Savings Bank terminates an executive’s employment, other than for cause, or the executive terminates his/her own employment within 12 months following a change in control of First Financial or First Savings Bank for any of the reasons described above in the discussion of Messrs. Kiley and Jacobson’s employment agreements, the executive would be entitled to payment and benefits.  The agreements require that First Savings Bank: (1) pay the executive’s salary through the day of termination, including the pro rata portion of any incentive award; (2) pay for the remaining term of the agreement his life, health and disability coverage; and (3) pay in a lump sum an amount equal to 100 percent of his annual base salary.  Any payments under the agreements are subject to reduction pursuant to Section 280G of the Internal Revenue Code to avoid excess parachute payments.

Equity Incentive Plan.  The 2008 Equity Incentive Plan provides for accelerated vesting of awards in the event of a recipient’s death or disability, or a change in control.  The plan provides that with respect to outstanding and unvested stock options, stock appreciation rights and restricted stock awards, the vesting date shall be accelerated to the date of the recipient’s death or disability, or the earliest date of the change in control.

Compensation Policies and Risk

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on First Financial.  In addition, the Compensation Committee believes that the mix and design elements of the executive compensation package do not encourage management to assume excessive risks.  As described in our Compensation Discussion and Analysis, compensation decisions are subjective, based on peer group compensation data, institutional profitability, management development, market measurements and overall corporate performance.  The primary objective of the Compensation Committee is for management to be fairly compensated.  We have accomplished this by maintaining base salaries in the upper tier range of published peer groups, by providing excellent employee medical and other related benefits, by granting personal days off and by offering participation in our ESOP.

Incentive compensation remains subjective and is typically determined by the Compensation Committee after their analysis of profitability, asset quality trends, peer group performance, satisfactory regulatory standing and current market conditions.  Excessive risk-taking is further mitigated in that total incentive compensation reflects a percentage of net income as a basis of the bonus pool and further limitations include using a percentage of base salary as a maximum, with other restrictions in place for highly compensated individuals.  This approach ensures that every employee benefits from the performance of First Financial.

Compensation and Awards Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Lee, Kohlwes, Faull, Padrick and Stevens.  None of the members of the Compensation Committee of the First Financial Board of Directors has served as an officer or employee of First Financial or any of its subsidiaries or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to periodically include in our annual meeting proxy statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of First Financial’s executives as disclosed in this Proxy Statement.  The Board of Directors is presenting an advisory vote to approve executive compensation annually, although it may change the frequency in the future.  The proposal will be presented at this year’s annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of First Financial Northwest, Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in First Financial’s Proxy Statement for the 2015 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Compensation Committee and the

Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract, retain and motivate key executives of proven ability who are critical to our future success.  As discussed in the Compensation Discussion and Analysis section, the Compensation Committee believes that the executive compensation for 2014 is reasonable and appropriate.  The subjective approach taken by the Committee, which focuses on fair compensation, without introducing incentive clauses and their unintended consequences, has effectively fulfilled the objective of retaining and attracting key executives with proven ability.  The fair compensation model committed to by the Compensation Committee encourages a culture of teamwork with recognition that the performance of First Financial is shared by all.  This, in turn, has proven to promote longevity with limited personnel turnover creating efficiencies that are aligned with the long-term interests of shareholders.  The Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill objectives outlined in the Compensation Discussion and Analysis.

The Board of Directors recommends that you vote “FOR” approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT/COMPLIANCE/RISK COMMITTEE REPORT

The Audit/Compliance/Risk Committee of the First Financial Board of Directors reports as follows with respect to First Financial’s audited financial statements for the fiscal year ended December 31, 2014:

•	the Audit/Compliance/Risk Committee has completed its review and discussion of the 2014 audited financial statements with management;

•
the Audit/Compliance/Risk Committee has discussed with the independent auditor, Moss Adams LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
the Audit/Compliance/Risk Committee has received written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit/Compliance/Risk Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence; and

•
the Audit/Compliance/Risk Committee has, based on its review and discussions with management of the 2014 audited financial statements and discussions with the independent auditor, recommended to the Board of Directors that First Financial’s audited financial statements for the year ended December 31, 2014, be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit/Compliance/Risk Committee:

Audit/Compliance/Risk Committee:

Dr. Gary F. Kohlwes (Chairman)
Joann E. Lee
Gary F. Faull

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit/Compliance/Risk Committee of the Board of Directors has appointed Moss Adams LLP as First Financial’s independent auditor for the year ending December 31, 2015, and that appointment is being submitted to shareholders for ratification.  Moss Adams LLP served as our independent auditor for the year ended December 31, 2014, and a representative of the firm is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Moss Adams LLP as our independent auditor.

The following table sets forth the aggregate fees billed to First Financial and First Savings Bank for professional services rendered by Moss Adams LLP for the fiscal years ended December 31, 2014, and 2013.

	Year Ended December 31,
	2014	2013

Audit Fees	$327,600	$312,000
Audit-Related Fees	14,000	21,000
Tax Fees	27,000	29,000
All Other Fees	--	--

The Audit/Compliance/Risk Committee pre-approves all audit and permissible non-audit services to be provided by the independent auditor and the estimated fees for these services in connection with its annual review of its charter.  In considering non-audit services, the Audit/Compliance/Risk Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditor and whether the service could compromise the independence of the independent auditor.  All of the services provided by Moss Adams LLP in the year ended December 31, 2014, were approved by the Audit/Compliance/Risk Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of First Financial’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC.  Directors, executive officers and greater than 10 percent shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  The SEC has established filing deadlines for these reports and we are required to disclose in this Proxy Statement any late filings or failures to file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the fiscal year ended December 31, 2014, all filing requirements applicable to our reporting officers, directors and greater than 10 percent shareholders were properly and timely complied with, except for one late filing on Form 4 covering one transaction by Mr. Soh.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies.  In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation.  We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our Annual Report to Shareholders, including the Annual Report on Form 10-K, has been mailed to all shareholders of record as of the close of business on the record date.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary, First Financial Northwest, Inc., 201 Wells Avenue South, P.O. Box 360, Renton, Washington 98057.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at next year’s annual meeting of shareholders must be received at the executive office at 201 Wells Avenue South, P.O. Box 360, Renton, Washington 98057, no later than December 29, 2015, in order to be eligible for inclusion in our printed proxy materials.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders.  We anticipate that, in order to be timely, shareholder nominations or proposals intended to be made at the annual meeting must be made by May 18, 2015.  As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person’s name, age, business address and number of shares of common stock held, a written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected, and certain other information regarding the shareholder giving such notice.  The notice with respect to business proposals to be brought before the annual meeting must state the shareholder’s name, address and number of shares of common stock held, a brief discussion of the business to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOANN E. LEE
JOANN E. LEE
SECRETARY

Renton, Washington
April 29, 2015

REVOCABLE PROXY
FIRST FINANCIAL NORTHWEST, INC.

ANNUAL MEETING OF SHAREHOLDERS JUNE 17, 2015

The undersigned hereby appoints the official Proxy Committee of the Board of Directors of First Financial Northwest, Inc. (“First Financial”) with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of First Financial that the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Renton Community Center, located at 1715 SE Maple Valley Highway, Renton, Washington, on Wednesday, June 17, 2015, at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated.

		FOR	WITHHELD

1.	The election as director of the nominees listed below (except as marked to the contrary below).	[ ]	[ ]

Daniel L. Stevens
Richard P. Jacobson

INSTRUCTIONS: To withhold your vote for any individual nominee, write the nominee’s name on the line below.

_____________________________________

		FOR	AGAINST	ABSTAIN

2.	Advisory (non-binding) approval of the compensation of our named executive officers.	[ ]	[ ]	[ ]

3.	The ratification of the appointment of Moss Adams LLP as the independent auditor for the year ending December 31, 2015.	[ ]	[ ]	[ ]

4.	In their discretion, upon such other matters as may
properly come before the meeting.

The Board of Directors recommends a vote “FOR” all of the proposals.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the propositions stated.  If any other business is presented at the annual meeting, this proxy will be voted by those named in this proxy in their best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof, and after notification to the Secretary of First Financial at the meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from First Financial prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the annual meeting of shareholders, and the 2014 Annual Report to Shareholders.

Dated: _________________________, 2015

____________________________________	____________________________________
PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

____________________________________	____________________________________
SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this proxy card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope.  You may also vote by telephone or the Internet by following the instructions on the proxy card.